CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Highland Income Fund (formerly, ‘Highland Floating Rate Opportunities Fund’) of our report dated May 31, 2019, relating to the financial statements and financial highlights, which appears in the Highland Income Fund’s Annual Report on Form N-CSR for the period ended December 31, 2018. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

June 26, 2019